EXHIBIT 16.1

July 10, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Amyris, Inc. as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On July 3, 2019, we were dismissed as the Company’s independent registered public accounting firm. We have read Amyris, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 10, 2019 and we agree with such statements, except that we are not in a position to agree or disagree with Amyris, Inc.’s statements:

(i)	regarding the reason for changing principal accountants,

(ii)	that the changes were approved by the audit committee of the board of directors and the board of directors,

(iii)	that during the Company’s two most recent fiscal years ended December 31, 2018 and December 31, 2017, respectively, and the subsequent interim period through July 3, 2019, there were no “disagreements” or “reportable events,” as such terms are described in Items 304(a)(1)(iv) and 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Securities Exchange Act of 1934 (“Regulation S-K”) and the related instructions thereto, with BDO USA, LLP (BDO) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) or reportable event(s), if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement(s) or reportable event(s) in connection with its report on the Company’s consolidated financial statements for the relevant year, and

(iv)	that during the Company’s two most recent fiscal years, which ended December 31, 2018 and December 31, 2017, and the subsequent interim period through July 3, 2019, neither the Company nor any person on its behalf consulted with BDO or Macias Gini & O'Connell LLP (MGO) with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO or MGO, as applicable, concluded was an important factor in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are described in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP